For Immediate Release	Exhibit 99.1

WSI Industries Announces 1 Year Order with New Firearms Customer

April 2, 2013—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today announced a new one year order from a major firearms manufacturer. Benjamin Rashleger, president and chief executive officer, commented: “As we previously disclosed, we have been actively pursuing new programs and customers. We are pleased to announce positive results from that process as we have received a new one year order from a major firearms manufacturer. This order does not require the purchase of any new equipment as it will consume available capacity in equipment that we had available due to the market cycles we’ve experienced in other areas of our business. Not only does this new customer provide a further diversification to our market and customer base, it also illustrates the diversity of the applications in where our machining capabilities and capacity can be used.” Rashleger concluded: “We frequently communicate our efforts of pursuing new programs and customers as a top priority in our long-term strategy. Although our business will always experience short-term fluctuations in demand by both individual customers and/or by specific industries, long term we remain confident in our plan by focusing on growth not only via our current customers, but by diversifying with new customers and industries as we’ve demonstrated with this award.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, firearms, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.